Exhibit 10.1
SUBSCRIPTION AGREEMENT
THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the  _____  day of August, 2008 by and among SILICON MOUNTAIN HOLDINGS, INC., a Colorado corporation (the “Corporation”), MEMORYTEN, INC., a California corporation (the “Subscriber”) and LV Administrative Services, Inc., a Delaware corporation, solely as administrative and collateral agent to the Laurus/Valens Funds (as defined herein).
R E C I T A L S
WHEREAS, the Subscriber is a supplier of inventory to the Corporation; and
WHEREAS, the Subscriber has, as of the date hereof, certain outstanding accounts receivable owing from the Corporation for inventory heretofore supplied by the Subscriber to the Corporation (the “Receivables”); and
WHEREAS, the Corporation and the Subscriber desire to convert the Receivables in the amount of Five Hundred Thousand Dollars ($500,000) into shares of common stock of the Corporation, and accordingly, the Corporation will issue a certain number of shares of its common stock to the Subscriber in exchange for the Subscriber’s forgiveness of the indebtedness of the Corporation represented by the Receivables (“Segment I — Shares”); and
WHEREAS, the Subscriber desires to supply additional inventory in the amount of Five Hundred Thousand dollars ($500, 000) to the Corporation in exchange for additional shares of common stock of the Corporation (“Segment II — Shares”), and the Corporation desires to obtain additional inventory and pay for the same with shares of its common stock; and
WHEREAS, the Corporation and the Subscriber have agreed in principle to certain additional arrangements, including a Trade Line of Credit Agreement, to be executed at a later date, in return for Warrants (“Warrants”) and other consideration and wish to set forth the terms and conditions of the foregoing and such additional arrangements herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Purchase and Sale
1.1 The Corporation agrees to issue and sell to the Subscriber, and the Subscriber agrees to subscribe for and purchase, that number of shares of common stock of the Corporation determined by dividing (i) the U.S. dollar amount of the Receivables (as mutually agreed and reconciled in good faith by the Corporation and the Subscriber), up to a maximum amount of $500,000, by (ii) $1.23 (the “Per Share Price”) (such shares of common stock, referred to herein as the “Outstanding Receivables Shares” or “Segment I - Shares”).
1.2 The Corporation further agrees to issue and sell to the Subscriber, and the Subscriber agrees to subscribe for and purchase, 406,504 shares of common stock of the Corporation (the “Additional Inventory Shares” or “Segment II — Shares”) (subject to appropriate adjustment in the event of any stock split, reverse stock split, stock dividend or recapitalization affecting such common stock after the date hereof).

2.	Purchase Price
2.1 In consideration for, and as payment in full of the purchase price for, the Outstanding Receivables Shares or Segment I — Shares, the Subscriber agrees that, upon the issuance by the Corporation of the Outstanding Receivables Shares or Segment I — Shares, the indebtedness of the Corporation represented by the Receivables and owing to the Subscriber shall be forgiven and the Receivables shall thereby be deemed paid in full (up to a maximum of $500,000).
2.2 In consideration for, and as payment in full of the purchase price for, the Additional Inventory Shares or Segment II — Shares, the Subscriber shall provide $500,000 of additional inventory to the Corporation over a 90-day period commencing on the date hereof. The Corporation will provide purchase orders to the Subscriber specifying the particular inventory it desires. Such inventory will be shipped at prices and on other terms and conditions consistent with past practices as between the Subscriber and the Corporation. The parties hereto acknowledge and agree that the number of Additional Inventory Shares or Segment II — Shares has been determined by dividing $500,000 by the Per Share Price.
3.	Subscriber Option to Fund Inventory and Subscriber Warrants
3.a. Subscriber’s Option to Provide Additional Inventory. Subject to the terms and conditions contained in this Agreement, at any time prior to December 31, 2013, the Subscriber shall, at its sole option, provide additional inventory in incremental, sequential segments (“Segments” or “Segment III, IV and additional Segments thereafter”) of $500,000 for the purpose of supporting the Memory Component Distribution Business (defined in Section 8.4 below). Such additional Segments, or combination of Segments, shall be in the form of a separate Trade Credit Line Agreement supported by a separate Promissory Note(s) and other valuable consideration as determined by the Parties. The Corporation will provide purchase orders to the Subscriber specifying the particular inventory it desires for each additional sequential Segment (Segments III, IV and additional Segments thereafter) at supply quantities as mutually determined by the Parties. Such inventory will be shipped at prices and on other terms and conditions consistent with past practices as between the Subscriber and the Corporation. Nothing contained in this Section 3 shall require the Corporation to purchase any specific quantity of inventory from the Subscriber.
3.b. Subscriber’s Additional Warrants for Each Segment. Upon the completion of shipment(s) of inventory for each $500,000 Segment (Segments III, IV and additional thereafter) (upon the balance of the respective Segment receivable balance reaching $500,000), the Corporation shall issue and deliver to Subscriber a warrant to purchase 150,000 shares of Common Stock of the Corporation at an exercise price of $1.00 per share, which warrant may be exercised within one year of the issuance date, (such shares, the “Option Shares”). The Warrant shall be provided as consideration to induce Subscriber to provide further continued supply of inventory Segments (see Par. 3.a. above).
4.
For purposes of this Subscription Agreement, the Warrant(s) and the shares of Common Stock underlying the Warrants may be referred to collectively as the “Securities” Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to the Subscriber as follows and acknowledges that the Subscriber is relying on such representations and warranties in connection with the transactions contemplated herein.

4.1 The Corporation is a corporation duly organized and validly existing under the laws of Colorado and is in good standing under such laws.
4.2 The Corporation has taken all legal action necessary for the due authorization, execution and delivery by the Corporation of this Agreement, to sell, issue and deliver the shares of the Corporation issued pursuant to the terms hereof (the “Shares”) and to carry out and perform its obligations under the terms of this Agreement. This Agreement has been duly and validly executed by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against it in accordance with its terms.
4.3 The Shares, when issued, delivered and paid for in full in accordance with the terms of this Agreement, will be validly issued and fully paid shares of common stock of the Corporation.
4.4 The Corporation has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) and 15(d) thereof, for the two years preceding the date hereof. Such reports required to be filed by the Corporation under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Corporation under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports” and, together with this Agreement, the “Disclosure Materials”. As of their respective dates, the SEC Reports filed by the Corporation complied in all material respects with the requirements of the Securities Act (as hereinafter defined) and the Exchange Act and the rules and regulations of the SEC (as hereinafter defined) promulgated thereunder, and none of the SEC Reports, when filed by the Corporation, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Corporation included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (“SEC”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Corporation as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which the Corporation is a party or to which the property or assets of the Corporation are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.
4.5 Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, there has been no event, occurrence or development that, individually or in the aggregate, has had or would result in a material adverse effect on the results of operations, assets, business or financial condition of the Corporation and its subsidiaries taken as a whole.
4.6. Except as set forth in par. 8, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of any of Corporation’s articles of incorporation or bylaws or any resolution adopted by the board of directors or the shareholders of Corporation; (ii) contravene, conflict with, or result in a violation of any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority; (iii) require consent of any third party other than as stated in this Agreement; or (iv) contravene, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions, or provisions of, or constitute a default under any agreement, instrument, license or permit to which Corporation is now subject.
5. Representations, Warranties and Covenants of the Subscriber
The Subscriber hereby represents, warrants and covenants to the Corporation as of the date hereof and as of the date of delivery of any of the Shares, and acknowledges that the Corporation and its counsel are relying on such representations, warranties and covenants in connection with the transactions contemplated herein, as follows:
5.1 The Subscriber is a corporation duly organized and validly existing under the laws of California and is in good standing under such laws.
5.2 The Subscriber has taken all legal action necessary for the due authorization, execution and delivery by the Subscriber of this Agreement, to subscribe for and purchase the Shares and to carry out and perform its obligations under the terms of this Agreement. This Agreement has been duly and validly executed by the Subscriber and constitutes a valid and legally binding obligation of the Subscriber enforceable against it in accordance with its terms.
5.3 The Subscriber confirms that the Subscriber:
5.3.1 has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment in the Shares;
5.3.2 is capable of assessing the proposed investment in the Shares as a result of the Subscriber’s own experience;
5.3.3 is aware of the characteristics of the Shares and the risks relating to an investment therein; and
5.3.4 is able to bear the economic risk of loss of its investment in the Shares.
5.4 The Subscriber understands that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of investing in the Shares.
5.5 The Subscriber confirms that it has been advised to consult its own legal and financial advisors with respect to the suitability of the Shares as an investment for the Subscriber and the resale restrictions to which the Shares are subject under applicable securities legislation, and has not relied upon any statements made by or purporting to have been made on behalf of the Corporation in deciding to subscribe for the Shares hereunder.
5.6 The Subscriber satisfies the following:
5.6.1 the Subscriber is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); and

5.6.2 the Subscriber is aware that the Shares have not been and will not be registered under the Securities Act and that the Shares may not be offered or sold without registration under the Securities Act or compliance with the requirements of an exemption from registration.
5.7 The Subscriber understands that any certificates representing the Shares will bear a legend indicating that the transfer of such securities is restricted.
5.8 The Subscriber is and will be acquiring the Shares for its own account, not as a nominee or agent, for investment and not with a view to the resale or distribution of any part thereof. The Subscriber is not party to and has no contract, undertaking, agreement, arrangement or understanding with any person or entity to sell, transfer or grant a participation to such person or entity or any other person or entity, with respect to any of the Shares.
5.9 In connection with any public offering in respect of shares of capital of the Corporation, the Subscriber covenants to enter into a customary “lock-up” arrangement as the underwriters may reasonably request in order to facilitate the public offering of those shares.
6.	Subscriber Leak-Out Covenant
6.1 In addition to the representations, warranties and covenants of the Subscriber set forth in Section 5 hereof, with the prior written consent of the Corporation (which consent may not be unreasonably withheld), the Subscriber may sell any restricted securities of the Corporation held in its account in compliance with Federal Securities Rule 144 subject to the limitation that Subscriber will not, during any three month period, sell any shares in excess of five (5) percent of the shares held by subscriber for two (2) years after the execution of this Agreement (as appropriately adjusted for any stock splits, reverse stock splits, stock dividends and recapitalizations).
6.2 If the Corporation issues shares at any time to raise capital in the public markets in a new offering (either through the issuance of new stock or Treasury stock) (“New Offering”) and any other shareholder participates as a seller in such New Offering, then the Subscriber shall also, at Subscriber’s option, be permitted to participate in the New Offering as a seller on the basis equal to that other shareholder’s “Dollars Invested Basis”.
6.2.1 “Dollars Invested Basis” shall mean that Subscriber shall participate in the New Offering in the proportion (“Proportion”) to the historical cost of the shares proposed to be sold by the other shareholder in the New Offering as a function of (divided by) the actual dollars invested in all shares by the other shareholder at historical cost according to the historical records of that shareholder’s purchases of shares on the share records of the Corporation. This Proportion shall be applied to Subscriber’s share number holdings at the time of the New Offering to calculate the number of Subscriber’s shares to be sold in the New Offering.
7.	Completion of the Transaction
The transactions contemplated by this Subscription Agreement shall be completed as follows:
7.1 The issuance and delivery of the Outstanding Receivables Shares and the forgiveness of the indebtedness of the Corporation represented by the Receivables as contemplated by Sections 1.1 and 2.1 hereof shall take place on a mutually agreed upon date promptly following the reconciliation of the Receivables contemplated by Section 1.1, but in no event later than 10 days after the date hereof (the date of such issuance and delivery referred to herein as the “First Issuance Date”).

7.2 The issuance and delivery of the Additional Inventory Shares shall take place promptly following the completion of the delivery to the Corporation of the inventory contemplated by Section 2.2 hereof.
7.3 The issuance and delivery of the Option Shares shall take place promptly following the completion of the delivery of the additional inventory contemplated by Section 3 hereof, provided that, in the event that such additional inventory is delivered in installments, the Corporation shall be required to issue and deliver the Option Shares only upon delivery of all such additional inventory agreed to by the Corporation in accordance with Section 3.
8.	Additional Arrangements
8.1 Subject to the rights of LV Administrative Services, Inc (“LV”). as agent for the Corporation’s senior secured creditors, the Laurus/Valens Funds (collectively, the “Laurus/Valens Funds”) and the Laurus/Valens Funds (collectively, the Laurus/Valens Funds and LV, the “Senior Lender Group”), under documents executed by the Corporation in connection with loans made by the Senior Lender Group to the Corporation (the “Documents”), if the Board of Directors of the Corporation and the stockholders representing more than fifty percent (50%) of the then issued voting stock of the Corporation approve of a proposed Corporate Transaction (as defined below), AND where the proposed sale price for the Corporation in such transaction is an amount less than $6 million, then, in such event, the Corporation shall be required to offer in writing to Subscriber and Subscriber shall have the first option and right to acquire all of the shares in the proposed Corporate Transaction (as defined below) from the Corporation at a price mutually agreed upon by the parties by the process outlined in Paragraph 8.4 (i) (ii) & (iii) herein, and on other terms and conditions mutually agreed to by the parties hereto in good faith. Subscriber shall have ten (10) business days from the date of receipt of the offer of the Corporate Transaction (as defined below) from the Corporation to respond in writing to the Corporation of its intent (“Corporate Transaction Letter of Intent”) to enter into a definitive agreement pursuant to said offer. The Corporate Transaction Letter of Intent shall include a commitment, acceptable to the Corporation and the Senior Lender Group, from Subscriber or a third party to provide financing to complete such Corporate Transaction. The parties agree to complete the definitive agreement, subject to the prior written consent of the Senior Lender Group (which consent will not be unreasonably withheld), for the proposed Corporate Transaction (as defined below) within sixty (60) calendar days of receipt of the Corporate Transaction Letter of Intent by the Corporation.
For purposes hereof, “Corporate Transaction” means (a) the acquisition of the Corporation by another person or persons, or the acquisition by the Corporation of another person or persons in a single transaction or a series of related transactions (including, without limitation, by means of any merger or consolidation or reduction in the capital stock of the Corporation) pursuant to which the holders of the voting stock of the Corporation or their permitted transferees, as constituted immediately prior to such acquisition, will not own any of the outstanding capital stock having the ordinary voting power to elect directors of the surviving or resulting entity immediately following such acquisition; or (b) the sale or other transfer of all or substantially all of the assets of the Corporation in a single transaction or in a series of related transactions other than in the ordinary course of business.

This right to acquire the all of the issued voting stock of the Corporation as described herein this paragraph above shall expire at the earlier of:
(i)	Five (5) years subsequent to the execution of this Agreement, or

(ii)	Upon the sale or transfer of all of the shares of Subscriber to any person or entity, other than a Permitted Assignee, as defined in Paragraph 11 herein.
Upon the exercise of the rights of Subscriber hereunder in accordance with this Agreement, the Senior Lender Group will not unreasonably withhold consent or approval, and will not unreasonably withhold any related waiver, under the Documents to a transaction completed with Subscriber in accordance with this Agreement.
8.2 Subject to the rights of the Senior Lender Group under the Documents, in the event the Corporation proposes to offer the Memory Component Distribution Business (as defined below) for sale or transfer in a transaction, then, in such event, the Corporation shall be required to offer (“MC Offer”) in writing, to Subscriber and Subscriber shall have the right to acquire from the Corporation the Memory Component Distribution Business (as defined below) at a price mutually agreed upon by the parties hereto by the process outlined in Paragraph 8.4 (i) (ii) & (iii) herein, and on other terms and conditions mutually agreed to by the parties hereto in good faith.
Subscriber shall have ten (10) business days from the date of receipt of the MC Offer to respond in writing to Corporation of its intent to enter into a definitive agreement pursuant to said Offer (the “MC Letter of Intent”). The MC Letter of Intent shall include a commitment, acceptable to the Corporation and the Senior Lender Group, from Subscriber or a third party to provide financing to complete such sale or transfer. The parties agree to complete the definitive agreement, subject to the prior written approval of the Senior Lender Group (which approval shall not be unreasonably withheld), for the sale of the Memory Component Distribution Business (as defined below) of the Corporation to the Subscriber within sixty (60) calendar days of receipt of the MC Letter of Intent by the Corporation.
This right to acquire the Memory Component Distribution Business (as defined below) of the Corporation, as described herein this paragraph above shall expire at the earlier of:
(i)	Five (5) years subsequent to the execution of this Agreement, or

(ii)	Upon the sale or transfer of all of the shares of Subscriber to any person or entity other than a Permitted Assignee, as defined in Paragraph 11 herein.
Upon the exercise of the rights of Subscriber hereunder in accordance with this Agreement, the Senior Lender Group will not unreasonably withhold consent or approval, and will not unreasonably withhold any related waiver, under the Documents to a transaction completed with Subscriber in accordance with this Agreement.
8.3 Subject to the rights of the Senior Lender Group under the Documents, the Corporation agrees that, in the event it determines to file a petition under the bankruptcy laws of the United States, it will, in advance of any such filing, give Subscriber the right to acquire the Memory Component Distribution Business (as defined below) of the Corporation and consummate the sale transaction of the Memory Component Distribution Business (as defined below) to Subscriber at a price to be mutually agreed upon by the parties hereto by the process outlined in Paragraph 8.4 (i), (ii) and (iii) herein and other terms and conditions mutually agreed to by the parties hereto in good faith.

Subject to applicable bankruptcy and other laws, the Corporation shall be required to offer (“Pre-Bankruptcy Offer”) to Subscriber in writing the Memory Component Distribution Business (as defined below), and Subscriber shall have ten (10) business days from the date of receipt of the Offer to respond in writing to Corporation of its intent (the “Pre-Bankruptcy Letter of Intent”) to enter into a definitive agreement, subject to the prior written approval of the Senior Lender Group, pursuant to the Pre-Bankruptcy Offer. The Pre-Bankruptcy Letter of Intent shall include a commitment, acceptable to the Corporation and the Senior Lender Group, from Subscriber or a third party to provide financing to complete such acquisition. The parties agree to complete the definitive agreement for the sale of the Memory Component Distribution Business (as defined below), subject to the prior written approval of the Senior Lender Group (which consent shall not be unreasonably withheld) within 20 calendar days of receipt of the Pre-Bankruptcy Letter of Intent by the Corporation.
In any sale of the Memory Component Distribution Business (as defined below) of the Corporation to Subscriber, whether under the terms of this paragraph herein or otherwise, Subscriber shall have all rights to apply any accounts receivable owed to Subscriber from Corporation towards the purchase price of the Memory Component Distribution Business (as defined below). The Corporation shall not challenge such application of accounts receivable and shall indemnify Subscriber for any costs incurred, including reasonable legal costs, from any third party, including other creditors of the Corporation from challenging such application of accounts receivable toward the purchase price.
Upon the exercise of the rights of Subscriber hereunder in accordance with this Agreement, the Senior Lender Group will not unreasonably withhold consent or approval, and will not unreasonably withhold any related waiver, under the Documents to a transaction completed with Subscriber in accordance with this Agreement.
8.4 Subject to the rights of the Senior Lender Group under the Documents and subject to bankruptcy court approval, and applicable procedures, in the event that a proceeding is commenced by or against the Corporation under Title 11 of the United States Code (and, if commenced against the Corporation, not dismissed within 60 days), the Subscriber shall have the right to acquire the Memory Component Distribution Business (as defined below) of the Corporation at the highest of (i) the fair market value thereof as determined by a third party independent expert mutually selected by the parties hereto and the Senior Lender Group promptly following the Subscriber delivering to the Corporation notice that it wishes to exercise such right, (ii) the highest and best offer selected as the winning bid or offer in such proceeding, subject to any applicable bankruptcy court imposed bid procedures and (iii) the price mutually agreed to by the parties hereto and the Senior Lender Group, and on other terms and conditions mutually agreed to by the parties hereto and the Senior Lender Group in good faith. For purposes of this Agreement, “Memory Component Distribution Business” shall mean the distribution of branded computer memory products direct to end-users, including Fortune 100 corporations, provided that, such term shall not include any Visionman, WidowPC, Acserva, Volaant and Storango branded systems or products or any form of assembled systems. The Subscriber shall have the right to pay all or a portion of the purchase price for the Memory Component Distribution Business by forgiving the same amount of then outstanding accounts receivable owing from the Corporation.

8.5 It is the parties’ intention to implement over a reasonable period of time after the date hereof the following collaborative initiatives:
8.5.1 The Corporation to provide non-memory marketing collateral to the Subscriber to include in all of the Subscriber’s shipments to its customers.
8.5.2 The Subscriber to provide web space to advertise non-memory products.
8.5.3 The Subscriber to provide fulfillment services.
8.5.4 The parties to consider joint-utilization of facilities.
9. Further Assurances
Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use its commercially reasonable efforts and take all such steps as may be reasonably within its power to implement to the full extent the provisions of this Agreement.
10. Governing Law
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without regard to conflict of law principles thereof or of any other jurisdiction.
11. No Assignment
This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. This Agreement may be assigned to the sole shareholder of Subscriber or any inter vivos trust of sole shareholder (“Permitted Assignee”) established at any time without consent from any other party. No other assignment of any rights or obligations under this Agreement may be made without the prior written consent of the other party hereto, and any attempted or purported assignment in violation of the foregoing shall be null and void ab initio.
12. Entire Agreement
This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
13. Severability
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
14. Third Party Beneficiary
The Senior Creditor shall be a third party beneficiary under this Agreement.

15. Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterparts may be delivered by facsimile, e-mail or other form of electronic communication.
IN WITNESS WHEREOF the parties hereto have executed this Subscription Agreement as of the date first written above.

SILICON MOUNTAIN HOLDINGS, INC.
By:	/s/ Tré Cates
	Name:	Tré Cates
	Title:	CEO

MEMORYTEN, INC.
By:	/s/ Kenneth Olson
	Name:	Kenneth Olson
	Title:	President

LV ADMINISTRATIVE SERVICES, INC., as Administrative and Collateral Agent to the Laurus/Valens Funds and Senior Lender Group
By:
Name:
Title:

EXHIBIT A
Form of Warrant